Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No 33-22638, No. 33-51452, No. 33-60187 and No. 333-46159) of Clean Harbors, Inc. of our report dated March 31, 2003, relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

April 9, 2003